Exibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion, in the14 January 2003 Form S-4 Registration Statement of Resolution Performance Products LLC and RPP Capital Corporation, of our report dated 15 September 2000 (except as to Note 10.5 which is as of 27 October 2000) on the balance sheet of Shell Nederland Chemie B.V.’s Resins Business as at 30 June 2000, and the related statements of income, comprehensive income and owner’s net investment and of cash flows for the six-month period ended 30 June 2000, and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement.

We consent to the inclusion, in the 14 January 2003 Form S-4 Registration Statement of Resolution Performance Products LLC and RPP Capital Corporation, of our report dated 31 March 2000 (except as to Note 10.5 which is as of 27 October 2000) on the balance sheets of Shell Nederland Chemie B.V.’s Resins Business as at 31 December 1999, and the related statements of income, comprehensive income and owner’s net investment and of cash flows for the year ended 31 December 1999, and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement.

/S/  KPMG ACCOUNTANTS N.V.

Rotterdam, The Netherlands
13 January 2003